DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is made as of the Effective Date by and between E-motion apparel, INC. (“Grantor”), and BITZIO, INC. (“Grantee”).

WHEREAS, Grantor manufactures, markets and sells a line of womens apparel (“Products”) to third party clients in including wholesale, retail and e-commerce channels (the “Business”);

WHEREAS, Grantor desires to continue its direct sales activities in the Business and to continue its manufacturing activities on a wholesale basis, but wishes Grantee to become the exclusive sales channel; and,

WHEREAS, Grantee desires to obtain, and Grantor is willing to grant to Grantee, exclusive distribution rights for the Products on the terms hereinafter set forth.

NOW, THEREFORE, for and in consideration of the foregoing as well as the faithful performance by each party hereto of the obligations and covenants herein contained on their part to be performed, the parties hereto agree as follows:

Section 1. Definitions

In addition to other terms that may be defined elsewhere in the text of this Agreement, the following terms as used in this Agreement shall have the meanings set forth below:

1.1. “Copyrights” shall mean works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration, and renewals for any of the foregoing in each case relating to Products.

1.2. “Effective Date” means NOVEMBER 18, 2013.

1.3. “Party” or “Parties” shall refer to one or more of the parties hereto.

1.4. “Product” or “Products” shall mean Grantor’s line of women’s apparel and accessories.

1.5. “Support Services” shall mean design, administrative, and other related support services provided by Grantor to or on behalf of Grantee, including, at the request of Grantee, in furtherance of Grantee’s provision of Services to third party clients.

1.6. “Territory” shall mean the maximum territory possible worldwide and shall, regardless of context, be construed as broadly as possible.

1.7. “Trademarks” shall mean trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing in each case relating to the Products.

Section 2. Rights and Obligations

2.1. Relationship of Parties. Nothing in this Agreement shall be construed to appoint either Party the authority to act for or to bind the other in any way, to alter any of the terms or conditions of any standard forms or other agreements of the other with any third parties, to make representations or warranties or to execute agreements or accept orders on behalf of the other, or to represent that the other Party is in any way responsible for the representing Party’s acts or omissions. This Agreement shall not be construed as a joint venture or partnership, nor shall this Agreement be construed as a commitment by either party to enter into a partnership.

2.2. General Appointment. Except as provided in Section 3 hereof, Grantor hereby grants to Grantee, and Grantee hereby accepts from Grantor, the EXCLUSIVE right to buy, sell and distribute Products within the Territory (which grant shall be referred to herein as the “Distribution Rights”).

2.3. Wholesale Pricing. Grantor hereby agrees to manufacture and sell the Products exclusively to Grantee (and/or its designee) on the basis of Grantor’s wholesale pricing set forth in Exhibit A hereto (“Pricing”) and standard terms of sale set forth in Exhibit B hereto (“Standard Terms of Sale”), which pricing Grantor hereby agrees is (and shall remain) Grantor’s most favored pricing and terms such that no third party for any Grantor product or service that is not a Product hereunder shall receive pricing or terms of sale more favorable to the third party as compared to the Pricing afforded to Grantee hereunder.

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2.4. Sales and Marketing. All sales and marketing activity relating to sales of Products shall be at Grantee’s sole discretion in accordance with the terms hereof, and Grantor hereby grants Grantee the non-exclusive right and license to use all Trademarks and Copyrights (including Grantor’s marketing collateral, brand imagery, brand name and all associated intellectual property) at Grantee’s discretion in connection with its sales of the Products for so long as this Agreement remains in effect; provided, however, that Grantee shall at all relevant times during the Term hereof use commercially reasonable methods of sales and marketing, which methods shall not create a negative impact on the credibility or reputation of Grantor.

2.5. Working Capital Loan. Grantee shall provide Grantor with a loan for working capital and general corporate purposes in an amount equal to $75,000 as follows: $50,000 on the Effective Date and $25,000 on or before December 15, 2013 (“Demand Note”). The Demand Note shall be secured by a pledge of stock of certain individuals as set forth in the Pledge Agreement attached hereto as Exhibit C. The Demand Note shall have a term of five years and shall be repayable at any time by the Grantor. The Demand Note shall bear no interest.

2.6. Reasonable Efforts Cooperation. Grantor and Grantee shall use their respective reasonable efforts to cooperate and communicate with respect to the performance of this Agreement and all transactions contemplated hereby, including, without limitation, all sales and marketing activities involving the Products. Grantor and Grantee acknowledge that the rights and obligations granted and arising under this Agreement are of a highly sensitive nature and that Grantor’s and Grantee’s respective reasonable efforts will be critical to the commercial success of the activities outlined herein. Accordingly, Grantor and Grantee hereby agree to devote, at all relevant times during the Term hereof, their respective reasonable efforts to the effective implementation of the activities outlined herein. Notwithstanding the foregoing, Grantor and Grantee, each as applicable in accordance with the terms hereof, shall use their respective reasonable efforts to manufacture, sell and service the Products in an integrated and coordinated manner; including, without limitation, with respect to procedures for quoting, pricing, manufacturing, shipping, servicing, invoicing, collections, training and accounting.

2.7. Contacts and Contracts.

2.7.1. Executory Contracts. In view of the exclusive nature of the Distribution Rights, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to the extent that (by operation of law or otherwise) Grantor owns (whether now known or hereinafter discovered) any right, title or interest in, to or under (a) any contract for sale of Products which has not been fully performed as of the Effective Date (each, an “Executory Contract”), Grantor hereby conveys, releases and otherwise assigns to Grantee its entire right, title and interest in, to and under any and all Executory Contracts (including all rights to receive payment), which shall be held and enjoyed by Grantee for its own use and enjoyment, and for the use and enjoyment of its successors, assigns and legal representatives, to the end of the terms of any such Executory Contracts, as fully and entirely as would have been held and enjoyed by Grantor as if this assignment and sale had not been made. Exhibit D, which shall be completed and annexed hereto on or before NOVEMBER 30, 2013, and which shall thereupon be incorporated herein by reference, contains a schedule listing all Executory Contracts and the payment and delivery status of each.

2.7.2. Client Lists and Information. On or before NOVEMBER 30, 2013, Grantor shall provide Grantee with a list of all of Grantor’s clients for Products from inception of Grantor’s provision of Products (each, a “Prior Client”), as well as all salient information pertaining to each Prior Client, including, without limitation, purchasing histories and contact information. Further, upon the request of Grantee, Grantor shall provide Grantee with copies of any historical contracts or other documentation pertaining to any prior purchase(s) of Products by any or all Prior Client(s).

2.7.3. New Clients and Contracts. Grantor hereby agrees to refer any third party requests or other communications involving the purchase and sale of new Products, including any requests from any Prior Clients, to Grantee (or Grantee’s designee) for administration and management of the relevant client relationships in accordance with the terms hereof.

2.8. Support Services. Unless agreed to by the Parties separately in writing, Grantor shall provide administrative and design Support Services to or on behalf of Grantee, including in furtherance of Grantee’s provision of Services to third party clients, and shall do so at Grantee’s request for a consulting fee of $5,000 per calendar month, beginning on the Effective Date.

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2.8.1. Administrative Support Services.

2.8.1.1. Business Transition; Order Execution. Grantor hereby agrees to provide Grantee with administrative support services commencing on the Effective Date and continuing until DECEMBER 31, 2014, including ordinary course order execution, invoicing and accounting matters (such as accounts receivable and payable reporting).

2.8.1.2. Business Transition; Cash Collections. In the event that Grantor receives any payment for Products, including under any Executory Contract or otherwise from any Prior Client, or from any third party from and after the Effective Date hereof (each, a “Transition Payment”), Grantor shall be permitted and hereby agrees to deposit any such Transition Payments in its bank account; provided, however, that, (a) on or before the fifteenth (15th) day of the month after Grantor receives any such Transition Payment(s), Grantor hereby agrees that it shall pay Grantee a cash amount equal to the gross sum of all Transition Payments received by Grantor in the preceding calendar month (each, a “Monthly Transition Payment”), and (b), that, within no more than thirty (30) days of the date that Grantee receives each Monthly Transition Payment, Grantee shall pay Grantor a single amount based on the applicable Pricing and Executory Contracts, and on pro rated basis after taking into account any partial payments made to Grantor prior to the Effective Date hereof (each, a “Wholesale Transition Payment”).

2.8.1.3. Business Transition; Commission. Grantee shall pay Grantor a commission equal to FIVE PERCENT (5% of gross sales generated by Grantee upon sale of Products hereunder in the event that any such sales were completed by Grantee as a result of the efforts of Grantor; provided, however, that any sales of Products under any Executory Contract or otherwise to any Prior Client which occur after the Effective Date hereof shall be excluded such that no commission shall be due to Grantor for any such sales.

2.9. Warranty. In addition to the limitations in the Standard Terms of Sale, neither Grantor nor Grantee shall be liable for any indirect, special, punitive, incidental or consequential losses, damages or expenses of any kind arising directly or indirectly from the sale, handling or use of Products, whether any such claim is based upon breach of contract, breach of warranty, negligence, strict liability in tort or any other legal theory. Without limiting the generality of the foregoing, Grantor and Grantee will not be liable for damages relating to (a) lost profits, business, revenues or good will; (b) any expense or loss incurred for labor, supplies, substitute products or other rental; (c) any other type of damage to property or economic loss; or (d) failure to provide information materials and/or warnings provided with the products. All the limitations and disclaimers contained in this Agreement, including without limitation those in this section, will apply to claims by Grantor or Grantee, whichever may apply, their dealers, distributors, sales representatives, end users, original purchasers, or any other third party, whether associated directly or indirectly against the party manufacturing the product.

2.10. Mutual Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, and its affiliated or related companies, and all of their respective present or future officers, directors, shareholders, employees and agents from and against any and all losses, damages, liabilities, penalties, fines, forfeitures, demands, claims, causes of action, suits, costs and expenses (including, but not limited to, reasonable costs of defense, settlement, and reasonable attorney’s fees), which may be asserted against any or all of them by any person or governmental agency, or which any or all of them may hereafter suffer, incur, be responsible for or pay out, as a result of or in connection with bodily injuries (including, but not limited to, present and future death, sickness, disease and emotional or mental distress) to any person (including the indemnified Party’s employees), damage (including, but not limited to, loss of use) to any property (public or private), or any violation or alleged violation of any statutes, ordinances, orders, rules or regulations of any governmental entity or agency, to the extent caused or arising out of (a) breaches of this Agreement by the indemnifying Party, (b) the failure of any indemnifying Party representations and warranties to be true, accurate and complete, or (c) the willful or negligent acts or omissions of the indemnifying Party, or its employees or agents, in connection with the performance of this Agreement.

Section 3. Consideration

3.1. License Fee. Grantee shall pay a one-time license fee to Grantor upon the Effective Date in an amount equal to $300,000.00 (“License Fee”) as follows:

3.1.1. Promissory Note. The Grantee shall issue a promissory note to Grantor in an amount equal to 100% of the License Fee (“Promissory Note”). The Promissory Note shall have a maturity date of June 30, 2016 and be payable in 4 installments of $75,000 on December 31, 2014, June 30, 2015, December 31, 2105 and June 30, 2016. The Promissory Note shall bear no interest and be unsecured.

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Section 4. Term

4.1. Unless otherwise terminated pursuant to this Agreement (including, without limitation, Section 6 hereof), the term of this Agreement shall commence on the Effective Date and continue until the 5th anniversary hereof (the “Term”); provided, however, that after expiration of the Term, this Agreement shall automatically be renewed for successive ONE (1) year terms (each, an “Extension Term”) so that the remaining term of this Agreement shall continue to be one year at all times after expiration of the initial Term unless Grantor or Grantee delivers written notice to the other party at least SIXTY (60) days preceding the expiration of the applicable Term or Extension Term or any one-year extension date of the intention not to extend the term of this Agreement; provided, however, the provisions of Section 2 hereof, including, without limitation, the Distribution Rights and other rights granted to Grantee herein, shall survive, on a NON-EXCLUSIVE basis, any such termination for so long as Grantor retains a beneficial ownership interest in the Preferred Shares or other capital stock of Parent, or has otherwise received cash consideration upon the redemption of the Preferred Shares hereunder or any sale by Grantor of Parent common shares issued upon conversion of any Preferred Shares.

Section 5. Representations and Warranties

5.1. Affirmative Covenants. The Grantee hereby covenants with the Grantor that the Grantee will, for so long as this agreement remains in full force and effect:

5.1.1. at all times maintain its corporate existence and will carry on and conduct its business in a proper and efficient manner; provided, however, that nothing herein shall prevent the Grantee from ceasing to operate any business or property if, in the opinion of Grantee’s board of directors, it shall be advisable and in the best interests of the Grantee to do so;

5.1.2. keep all material contracts to which the Grantee is a party in good standing and in full force and effect and no material default or breach shall exist in respect of any of them on the part of the Grantee which would have a material adverse effect on the Grantee taken as a whole;

5.1.3. maintain insurance covering (i) the assets of the Grantee and the business and operations thereof, and (ii) the directors and officers of the Grantee in each case on a basis consistent with insurance obtained by reasonably prudent participants in a comparable business in comparable circumstances;

5.1.4. file in a timely manner all necessary tax returns and notices and pay all applicable taxes of the Grantee;

5.1.5. keep proper books of accounts and records covering all of its business and affairs on a current basis;

5.1.6. use its best efforts to file with all applicable securities regulatory authorities and stock exchanges all filings required by them under applicable laws;

5.1.7. file within forty-five (45) days after the close of each of the first three quarters of each fiscal year of the Grantee, un-audited consolidated financial statements including a consolidated balance sheet of the Grantee and its subsidiaries, if any, as of the end of such fiscal quarter and related statements of income or operations, stockholders’ equity and cash flows for that portion of the fiscal year-to-date then ended, prepared in conformity with GAAP, subject to year-end audit adjustments and the absence of footnotes, applied on a basis consistent with that of the preceding period or containing disclosure of the effect on financial position or results of operations of any change in the application of GAAP during such period, and certified by the chief executive officer, chief financial officer or treasurer of the Grantee as accurate, true and complete in all material respects;

5.1.8. deliver no later than one hundred and five days after the end of each fiscal year, audited consolidated financial statements of the Grantee and its subsidiaries for the preceding fiscal year, including a consolidated balance sheet as of the end of such fiscal year and related statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, with supporting notes and schedules for the Grantee, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial position or results of operations of any change in the application of GAAP;

5.1.9. Upon request from the Grantor, provide periodic reports of the Grantee furnished to shareholders of the Grantee from the date hereof;

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5.1.10. Maintain full compliance with the Securities Act of 1934 and has filed with the Securities Exchange Commission all required filings; and,

5.1.11. Use its best efforts to comply with, satisfy and fulfill promptly all prerequisites, conditions and requirements imposed by or arising out of legal, regulatory and administrative requirements applicable to the Grantee with respect to the consummation of the transactions contemplated hereby.

5.2. Information Covenants. The Grantee hereby covenants with the Grantor that it will, for so long as this Agreement remains in full force and effect, give prompt written notice to the Grantor (but in any event within ten (10) days) promptly upon becoming aware of any of the following:

5.2.1. any amendment to its articles, including by virtue of the filing of articles of amalgamation, effecting a change in the Corporation’s name;

5.2.2. any claim, litigation or proceeding before any court, administrative board or other tribunal for greater than $100,000, which either does or could have a material adverse effect on the Grantee;

5.2.3. any material labor dispute or work stoppage;

5.2.4. any material breach or default of any environmental law applicable to the Grantee and,

5.2.5. a planned qualifying asset sale.

5.3. General. Grantor and Grantee hereby represent and warrant that: (a) the Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms; (b) the execution, delivery and performance of the Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound; (c) the Agreement does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (d) such party is expressly authorized to enter into the Agreement.

5.4. Ownership. Grantor represents and warrants that Grantor is the owner of the Trademarks and Copyrights and has the right to grant the licenses granted herein.

5.5. Disclaimers. OTHER THAN AS EXPLICITLY STATED IN THIS AGREEMENT, GRANTOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 6. Event of Default.

The Grantee shall be in default upon receipt by the Grantee of notice delivered by the Grantor of the occurrence of any of the following events (each of which, upon such receipt, being an “Event of Default”). If the Grantee at any time defaults in fulfilling any material obligations hereunder, and such default is not cured within FORTY-FIVE (45) days after Grantor thereof gives written notice to Grantee, Grantor shall have the right to terminate this Agreement by giving written notice of termination to the Grantee:

6.1. if the Grantee materially breaches any covenant or other material term or condition of this Agreement in any material respect and such breach, if subject to cure, continues for a period of FORTY-FIVE (45) days after written notice to the Grantee from the Grantor.

6.2. any material representation or warranty given by the Grantee in this Agreement shall prove to be false or misleading as at the date on which it was made;

6.3. a resolution is passed for the winding-up, dissolution or liquidation of the Grantee;

6.4. a resolution is passed or the Grantee provides notice that it intends to permanently cease carrying on business; and

6.5. the institution by the Grantee of proceedings to be adjudicated a bankrupt or insolvent or the consent by it to the institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or consent seeking reorganization or relief under Applicable Laws relating to bankruptcy, insolvency, reorganization or relief of debtors, or the consent by it to the filing of any such petition or to the appointment under any such law of a receiver, receiver-manager, liquidator, assignee or trustee of the Grantee or of all or substantially all of its property.

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Section 7. Confidentiality

7.1. Use and Non-disclosure. The Receiving Party shall hold all of the Disclosing Party’s Confidential Information in confidence and use the same degree of care it uses to keep its own similar information confidential, but in no event shall it use less than a reasonable degree of care. The Receiving Party may disclose such Confidential Information only to those of its directors, officers, employees, agents or representatives who actually need such material or knowledge in connection with this Agreement, provided, however, prior to any such disclosure, each party shall inform such persons of the confidential nature of the Disclosing Party’s Confidential Information and of their obligation to treat such Confidential Information confidential pursuant to this Agreement, including their obligation to return such Confidential Information pursuant to Section 7.3 below. Receiving Party represents, warrants, covenants and agrees that it shall not make any use of Disclosing Party’s Confidential Information other than in connection with, and as contemplated by, this Agreement. The Receiving Party agrees to be responsible for any breach of the obligations of confidentiality hereunder by its directors, officers, employees, agents or representatives.

7.2. Compelled Disclosure. In the event that the Receiving Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Disclosing Party’s Confidential Information, it is agreed that the Receiving Party will provide Disclosing Party with prompt notice of such request(s) so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party grants a waiver hereunder, the Receiving Party may furnish that portion (and only that portion) of the Disclosing Party’s Confidential Information which the Receiving Party is legally compelled to disclose and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

7.3. Return of Confidential Information. Promptly following the earlier of (i) the termination of this Agreement and (ii) the written request of the Disclosing Party, the Receiving Party will deliver to the Disclosing Party all documents or other materials constituting or otherwise containing the Disclosing Party’s Confidential Information, together with all copies thereof, including computer disks or other data storage media in the possession of Receiving Party.

Section 8. Miscellaneous

8.1. Modifications to Agreement. This Agreement may be modified only in writing that specifically refers to this Agreement and which is signed by an authorized representative of each party.

8.2. Notices. Unless otherwise set forth in this Agreement, any notice required or permitted to be given by any party herein to another party shall be sent by facsimile or mailed by a recognized courier service such as Federal Express and addressed as follows or addressed to the other party at such other address as such party shall hereafter furnish to the other parties in writing.

8.3. Law Governing the Agreement; Venue. This Agreement shall be governed in all respects (including matters of construction, validity, and performance) by the internal laws of the State of California, without giving effect to California principles of conflicts of law. In the event that either party brings any action under this Agreement, the parties hereby irrevocably submit to the exclusive jurisdiction of the federal courts of the United States located in the Los Angeles County and the state courts of California with regard to any action, suit, proceeding, claim or counterclaim initiated under this Agreement.

8.4. Specific Performance. The parties hereto recognize that any breach of the terms this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages. If specific performance is elected as a remedy hereunder, such remedy shall be in addition to any other remedies available at law or equity.

8.5. Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been part of this Agreement.

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8.6. Force Majeure. No party hereunder shall be responsible to another party for any loss or damage caused by delay in performance or failure to perform in whole or in part hereunder when such delay or failure is attributable to events beyond that party’s control, including, without limitation, sabotage, labor disputes, or acts of terrorism.

8.7. Waiver. All waivers of any rights or breach hereunder must be in writing to be effective, and no failure to enforce any right or provision shall be deemed to be a waiver of the same or other right or provision on that or any other occasion.

8.8. Further Assurances. The parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

8.9. Assignment. This Agreement may not be assigned or transferred (including, without limitation, through an asset sale, stock sale, merger or the like) in whole or in part by Grantee and any attempt to do so shall be, and hereby is void. For the avoidance of doubt, Grantor shall have the right to assign this Agreement upon written notice to Grantee of such assignment.

8.10. Succession. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

8.11. Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes any prior or contemporaneous agreements between the parties, with respect to the subject of this Agreement. The parties will be bound only by a writing that memorializes this Agreement and which is signed by an authorized representative of each party.

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IN WITNESS WHEREOF, the undersigned hereby execute this Distribution Agreement as of the Effective Date.

E-MOTION APPAREL INC.

By:	/s/ Marilu Brassignton
Name:	Marilu Brassington
Title:	Chief Executive Officer
E-Motion Apparel, Inc.
20152 Gilmore Street
Winnetka, CA 91306

By:	/s/ Elaine Cunningham
Name:	Elaine Cunningham
Title:	Director
E-Motion Apparel, Inc.
20152 Gilmore Street
Winnetka, CA 91306

By:	/s/ Leticia Brito
Name:	Leticia Brito
Title:	Director
E-Motion Apparel, Inc.
20152 Gilmore Street
Winnetka, CA 91306

BITZIO, INC.

By:	/s/ Hubert Blanchette
Name:	Hubert Blanchette
Title:	Chief Executive Officer
548 Market Street, Ste 18224
San Francisco, CA 94104

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